As filed with the U.S. Securities and Exchange Commission on May 21, 2025

Registration No. 333-273873

Registration No. 333-258707

Registration No. 333-228122

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-273873

FORM S-3 REGISTRATION STATEMENT NO. 333-258707

FORM S-3 REGISTRATION STATEMENT NO. 333-228122

UNDER

THE SECURITIES ACT OF 1933

OPTINOSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1771610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

777 Township Line Road, Suite 300

Yardley, Pennsylvania 19067

(267) 364-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Light

Chief Compliance Officer

General Counsel and Secretary

Paratek Pharmaceuticals, Inc.

1000 First Avenue, Suite 200

King of Prussia, PA 19406

484-751-4939

(Name and address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Dohyun Kim

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

212-735-2827

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by OptiNose, Inc., a Delaware corporation (the “Registrant”) deregister all securities that remain unsold under the following registration statements on Form S-3 (collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-273873), filed with the SEC on August 10, 2023, registering the issuance and sale of common stock, par value $0.001 per share (“Common Stock”), preferred stock, debt securities, warrants and units of the Registrant up to a maximum aggregate offering price of $200,000,000;

•	Registration Statement on Form S-3 (No. 333-258707), filed with the SEC on August 11, 2021, registering (a) the issuance and sale of Common Stock, preferred stock, debt securities, warrants and units of the Registrant up to a maximum aggregate offering price of $200,000,000; and (b) the resale of an aggregate of 14,273,017 shares of Common Stock by the selling stockholders named therein; and
•	Registration Statement on Form S-3 (No. 333-228122), filed with the SEC on November 1, 2018, registering (a) the issuance and sale of Common Stock, preferred stock, debt securities, warrants and units of the Registrant up to a maximum aggregate offering price of $200,000,000 and (b) the resale of an aggregate of 15,523,017 shares of Common Stock by the selling stockholders named therein.

On May 21, 2025, pursuant to the Agreement and Plan of Merger, dated as of March 19, 2025, by and among the Registrant, Paratek Pharmaceuticals, Inc., a Delaware corporation (“Paratek”), and Orca Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Paratek (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Paratek.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yardley, Commonwealth of Pennsylvania, on May 21, 2025.

OptiNose, Inc.

By:	/s/ Evan Loh
	Name:	Evan Loh
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.